Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-04

$1.967bln+ Mercedes-Benz Auto Lease Trust (MBALT) 2017-A
Joint Leads:	J.P. Morgan (struc), BNP Paribas, SMBC Nikko
Co-Managers:	Commerzbank, MUFG
Exp Rtgs

CLS	AMT($MM)	WAL	(S&P/F)	P.WIN	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX

A-1	439.000	0.31	A-1+/F1+	01-07	11/17	04/18	1.15% Yld	1.150	1.15	100.00000

A-2A	675.000	1.04	AAA/AAA	07-19	11/18	08/19	EDSF+20	1.535	1.53	99.99990

A-2B	225.000	1.04	AAA/AAA	07-19	11/18	08/19	1ML+20			100.00000

A-3	453.000	1.80	AAA/AAA	19-25	05/19	04/20	EDSF+33	1.798	1.79	99.99772

A-4	175.896	2.22	AAA/AAA	25-29	09/19	01/23	IntS+50	2.022	2.01	99.99235

Ticker:	MBALT 2017-A	Registration:	SEC Registered (Public)
Rating Agencies:	S&P, Fitch	ERISA Eligible:	Yes
Pxg Speed:	100% Prepay	Expected Pxg:	Priced
Min Denoms:	$1K x $1K	Expected Settle:	04/26/17
Bill & Deliver:	J.P. Morgan	First Pay:	05/15/17

		CUSIP:	ISIN:

CUSIPs & ISINs:	A-1	- 58769DAA8	US58769DAA81
	A-2A	- 58769DAB6	US58769DAB64
	A-2B	- 58769DAC4	US58769DAC48
	A-3	- 58769DAD2	US58769DAD21
	A-4	- 58769DAE0	US58769DAE04

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.